Alexander & Baldwin, Inc. Reports Fourth Quarter and Full-Year 2023 Results

HONOLULU, HI (February 28, 2024) /PRNewswire/—Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company"), a Hawai‘i-based company focused on owning, operating, and developing high-quality commercial real estate in Hawai‘i, today announced net loss available to A&B common shareholders of $3.5 million, or $0.05 per diluted share, and Commercial Real Estate ("CRE") operating profit of $17.0 million for the fourth quarter of 2023. The Company reported net income available to A&B common shareholders of $29.7 million, or $0.41 per diluted share, and CRE operating profit of $81.2 million for the full year of 2023.
Q4 2023 Highlights
•Funds From Operations ("FFO") of $19.9 million, or $0.27 per diluted share / Core FFO of $21.0 million, or $0.29 per diluted share
•CRE Same-Store Net Operating Income ("NOI") growth of 4.3% / CRE Same-Store NOI growth of 4.8% excluding collections of previously reserved amounts
•Leased occupancy as of December 31, 2023, was 94.7%
•Comparable new and renewal leasing spreads for the improved portfolio were 11.4% and 7.0%, respectively
•Completed the sale of Grace Pacific LLC ("Grace Pacific") and the Company-owned quarry land on Maui, as well as Grace Pacific's 50% interest in Maui Paving, LLC for a combined $60.0 million (cash proceeds of $45.0 million and a $15.0 million note, which was paid in full subsequent to year-end)
Full-Year 2023 Highlights
•FFO of $79.4 million, or $1.09 per diluted share / Core FFO of $85.3 million, or $1.17 per diluted share
•CRE Same-Store NOI growth of 4.3% / CRE Same-Store NOI growth of 6.8% excluding collections of previously reserved amounts
•Comparable new and renewal leasing spreads for the improved portfolio were 8.0% and 7.6%, respectively
•Reduced general and administrative expense by $1.9 million, or 5.3%, compared to 2022
Lance Parker, president and chief executive officer, stated: "In the fourth quarter, our commercial real estate portfolio continued to perform well. CRE Same-Store NOI increased by 4.3%, and total leased occupancy ticked up from last quarter to 94.7%. Importantly, we continue to see leasing demand for our high-quality retail and industrial properties, with blended comparable leasing spreads for the quarter at 7.8%."
"We also achieved a major milestone in A&B's simplification strategy with the sale of Grace Pacific, allowing us to sharpen our focus on our core business as the preeminent commercial real estate company in Hawai‘i. As we look ahead, our experienced team is now fully-focused on creating value within our existing CRE assets through capital recycling, and the pursuit of incremental investment opportunities."
Financial Results for Q4 and FY 2023
•Net loss available to A&B common shareholders and diluted loss per share available to A&B shareholders for the fourth quarter of 2023 were $3.5 million and $0.05 per diluted share, respectively, compared to $71.6 million and $0.99 per diluted share in the same quarter of 2022. Net income available to A&B common shareholders and diluted earnings per share available to A&B shareholders for the full-year 2023 were $29.7 million and $0.41 per diluted share, respectively compared to net loss available to A&B common shareholders and diluted loss per share available to A&B shareholders of $50.8 million and $0.70 per diluted share in 2022.

•Income from continuing operations available to A&B shareholders for the fourth quarter of 2023 was $8.5 million, or $0.12 per diluted share, compared to $16.2 million, or $0.22 per diluted share, in the same quarter of 2022. Income from continuing operations available to A&B shareholders for the full-year 2023 was $40.7 million, or $0.56 per diluted share, compared to $36.9 million, or $0.50 per diluted share in 2022.
•FFO and FFO per diluted share for the fourth quarter of 2023 were $19.9 million and $0.27 per diluted share, respectively, compared to $25.3 million and $0.35 per diluted share, in the same quarter of 2022. FFO and FFO per diluted share for the full-year 2023 were $79.4 million and $1.09 per diluted share, respectively, compared to $73.4 million and $1.01 per diluted share in 2022.
•Core FFO and Core FFO per diluted share for the fourth quarter of 2023 were $21.0 million and $0.29 per diluted share, respectively, compared to $22.2 million and $0.31 per diluted share in the same quarter of 2022. The change in Core FFO from the prior year quarter was due primarily to higher interest expense. Core FFO and Core FFO per diluted share for the full-year 2023 were $85.3 million and $1.17 per diluted share, respectively, compared to $82.2 million and $1.13 per diluted share in 2022. The increase in full-year Core FFO was due primarily to higher CRE income, partially offset by higher interest expense.
CRE Highlights for Q4 and FY 2023
•CRE operating revenue for the fourth quarter of 2023 was flat compared to the same quarter in 2022 at $48.4 million. CRE operating revenue for the full-year 2023 increased $6.8 million, or 3.6%, to $194.0 million compared to $187.2 million in 2022.
•CRE operating profit for the fourth quarter of 2023 decreased by $4.2 million, or 19.8%, to $17.0 million, compared to $21.2 million in the same quarter of 2022. The decrease is related primarily to the impairment of assets recognized as a result of the abandonment of potential CRE development projects and changes in the expected holding period assumption for a CRE improved property. CRE operating profit for the full-year 2023 decreased by $0.3 million, or 0.4%, to $81.2 million, compared to $81.5 million in 2022.
•CRE NOI for the fourth quarter of 2023 increased by $1.4 million, or 4.7%, to $30.6 million, compared to $29.2 million in the same quarter of 2022. CRE NOI for the full-year 2023 increased by $5.5 million, or 4.7%, to $123.3 million, compared to $117.8 million in 2022.
•CRE Same-Store NOI for the fourth quarter of 2023 increased by $1.2 million, or 4.3%, to $30.1 million, compared to $28.9 million in the same quarter of 2022. CRE Same-Store NOI for the full-year 2023 increased $5.1 million, or 4.3%, to $122.4 million, compared to $117.4 million in 2022.
•Collections of previously reserved amounts in the fourth quarter of 2023 were $0.4 million compared to $0.5 million in the same quarter of 2022. Collections of previously reserved amounts in 2023 were $2.1 million compared to $4.7 million in 2022.
•During the fourth quarter of 2023, the Company executed a total of 50 improved-property leases, covering approximately 114,300 square feet of gross leasable area ("GLA"). There were 239 leases executed in 2023, comprised of 233 improved-property, covering approximately 623,600 square feet of GLA and six ground leases.
•Comparable leasing spreads in our improved property portfolio were 7.8% for the fourth quarter of 2023, 14.7% for industrial spaces and 7.4% for retail spaces. Full-year comparable leasing spreads for the improved property portfolio were 7.7%, 7.5% for industrial spaces and 7.8% for retail spaces.
•Significant leases executed in our improved property portfolio during the fourth quarter of 2023 included:
◦Two leases at Pearl Highlands Center totaling approximately 46,600 square feet of GLA and $1.8 million of annualized base rent ("ABR").
◦Nine leases related to properties located in Kailua, including Aikahi Park Shopping Center, totaling approximately 11,100 square feet of GLA and $0.6 million of ABR.
•Significant leases executed in our improved property portfolio in 2023 included:
◦Fifty-one leases related to properties located in Kailua, including Aikahi Park Shopping Center, totaling approximately 85,100 square feet of GLA and $3.4 million of ABR.
◦Eight leases at Pearl Highlands Center totaling approximately 92,300 square feet of GLA and $3.3 million of ABR.
◦Twelve leases at Laulani Village totaling approximately 41,700 square feet of GLA and $1.9 million of ABR.
◦Fifteen leases at Queens' Marketplace totaling approximately 35,700 square feet of GLA and $1.5 million of ABR.

◦Seventeen leases at Waipio Industrial totaling approximately 63,000 square feet of GLA and $1.2 million of ABR.
•Significant leasing activity in the ground portfolio during the year included the ground lease renewal at Windward City Shopping Center which increased ABR from $2.8 million to $3.9 million, an increase of $1.1 million, or approximately 39%.
•Overall leased and Same-Store leased occupancy was 95.5% as of December 31, 2023, a decrease of 30 basis points compared to December 31, 2022.
◦Leased occupancy in the retail portfolio was 94.3% as of December 31, 2023, an increase of 50 basis points compared to December 31, 2022. Same-Store leased occupancy in the retail portfolio was 95.6% as of December 31, 2023, an increase of 60 basis points compared to December 31, 2022.
◦Leased occupancy in the industrial portfolio was 96.8% as of December 31, 2023, a decrease of 160 basis points compared to December 31, 2022. Same-Store leased occupancy in the industrial portfolio was 96.7% as of December 31, 2023, a decrease of 170 basis points compared to December 31, 2022.
CRE Investment Activity for Q4 and FY 2023
•In the fourth quarter of 2023, the Company began permitting for a 29,500-square-foot warehouse and distribution center at Maui Business Park II. The single-user space includes 32' clear height and can accommodate up to 14 dock-high loading bays. Construction of this pre-leased space will begin in the second half of 2024, with an in-service date expected in the fourth quarter of 2025.
•In the fourth quarter of 2023, the Company completed construction of a 464-kilowatt rooftop photovoltaic system at Kaka‘ako Commerce Center, the second of many on-site renewable energy generation projects planned for our CRE portfolio.
•In the third quarter of 2023, the Company completed the Manoa Marketplace redevelopment project. The project is expected to generate a stabilized yield on total estimated project costs in the range of 8.0% to 8.5%.
•In the second quarter of 2023, the Company completed the sale-leaseback acquisition of a 33,000-square-foot industrial property located on the island of O‘ahu for $9.5 million, representing a going-in cap rate of 5.6%.
Land Operations
•Land Operations operating profit was $6.3 million for the quarter ended December 31, 2023, compared to an operating profit of $5.7 million for the quarter ended December 31, 2022. Land Operations operating profit for the full-year 2023 was $10.8 million compared to an operating loss of $1.4 million in 2022. The change in full-year Land Operations operating profit is due primarily to activity that occurred in 2022 that did not occur in 2023, including charges to the Land Operations segment related to the termination of the defined benefit pension plans, partially offset by the gain on disposal recognized upon the sale of conservation and agricultural land on the island of Kaua‘i and 100% of the Company's ownership interest in McBryde Resources, Inc.
•Land Operations Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") was $6.3 million for the fourth quarter of 2023, as compared to $10.7 million in the fourth quarter of 2022. Land Operations Adjusted EBITDA was $10.8 million for the full-year 2023 compared to $67.0 million in 2022. The change in full-year Land Operations Adjusted EBITDA is due primarily to charges to the Land Operations segment related to the termination of the defined benefit pension plans that occurred in 2022.
Balance Sheet, Market Value and Liquidity
•As of December 31, 2023, the Company had an equity market capitalization of $1.4 billion and $464.0 million in total debt, for a total market capitalization of approximately $1.8 billion. The Company's debt-to-total market capitalization was 25.2% as of December 31, 2023. The Company's debt has a weighted-average maturity of 2.5 years, with a weighted-average interest rate of 4.41%. At year end, 92% of the Company's debt was at fixed rates.
•As of December 31, 2023, the Company had total liquidity of $476.5 million, consisting of cash on hand of $13.5 million and $463.0 million available on its revolving line of credit.
•Net Debt to Trailing Twelve Months ("TTM") Consolidated Adjusted EBITDA was 4.2 times as of December 31, 2023, with TTM Consolidated Adjusted EBITDA of $108.1 million for the period ended December 31, 2023.

•During the quarter ended December 31, 2023, the Company repurchased 89,781 of its common shares at a weighted-average price of $16.34 per share, for a total investment of $1.5 million. During 2023, the Company repurchased 181,491 of its common shares at a weighted-average price of $16.53 per share, for a total investment of $3.0 million. These shares were retired upon repurchase.
Dividend
•The Company paid a fourth quarter 2023 dividend of $0.2225 per share on January 8, 2024.
•The Company's Board declared a first quarter 2024 dividend of $0.2225 per share, payable on April 5, 2024, to shareholders of record as of the close of business on March 15, 2024.
2024 Full-Year Guidance
In 2024, the Company will no longer report Core FFO and will begin to report Adjusted FFO. The Company will also provide full-year guidance for FFO per share and Adjusted FFO per share in addition to CRE Same-Store NOI growth % and CRE Same-Store NOI growth %.

•Full-year 2024 guidance is as follows.

Initial 2024 Guidance
CRE Same-Store NOI growth %	1.0% to 2.0%
CRE Same-Store NOI growth %, excluding collections of prior year reserves	2.0% to 3.0%
FFO per diluted share	$0.95 to $1.05
Adjusted FFO per diluted share	$0.80 to $0.90
•FFO per diluted share guidance is comprised of:

Initial 2024 Guidance
FFO per share related to Land Operations	$(0.04) to $0.01
FFO per share related to CRE and Corporate	$0.99 to $1.04
FFO per diluted share	$0.95 to $1.05

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. (NYSE: ALEX) (A&B) is the only publicly-traded real estate investment trust to focus exclusively on Hawai‘i commercial real estate and is the state's largest owner of grocery-anchored, neighborhood shopping centers. A&B owns, operates and manages approximately 3.9 million square feet of commercial space in Hawai‘i, including 22 retail centers, 13 industrial assets and four office properties, as well as 142.0 acres of ground lease assets. A&B is expanding and strengthening its CRE portfolio and achieving its strategic focus on commercial real estate in Hawai‘i. Over its 154-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

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Contact:
Clayton Chun
(808) 525-8475
investorrelations@abhi.com

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(amounts in millions, except per share data; unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Operating Revenue:
Commercial Real Estate	$48.4	$48.4	$194.0	$187.2
Land Operations	4.5	22.4	14.9	43.3
Total operating revenue	52.9	70.8	208.9	230.5
Operating Profit (Loss):
Commercial Real Estate	17.0	21.2	81.2	81.5
Land Operations	6.3	5.7	10.8	(1.4)
Total operating profit (loss)	23.3	26.9	92.0	80.1
Interest expense	(6.0)	(5.3)	(23.0)	(22.0)
Corporate and other expense	(8.8)	(5.6)	(28.2)	(39.3)
Income (Loss) from Continuing Operations Before Income Taxes	8.5	16.0	40.8	18.8
Income tax benefit (expense)	—	0.2	—	18.3
Income (Loss) from Continuing Operations	8.5	16.2	40.8	37.1
Income (loss) from discontinued operations, net of income taxes	(11.7)	(87.9)	(7.8)	(86.6)
Net Income (Loss)	(3.2)	(71.7)	33.0	(49.5)
Loss (income) attributable to discontinued noncontrolling interest	(0.3)	0.1	(3.2)	(1.1)
Net Income (Loss) Attributable to A&B Shareholders	$(3.5)	$(71.6)	$29.8	$(50.6)

Basic Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.12	$0.22	$0.56	$0.51
Discontinued operations available to A&B shareholders	(0.17)	(1.21)	(0.15)	(1.21)
Net income (loss) available to A&B shareholders	$(0.05)	$(0.99)	$0.41	$(0.70)

Diluted Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.12	$0.22	$0.56	$0.50
Discontinued operations available to A&B shareholders	(0.17)	(1.21)	(0.15)	(1.20)
Net income (loss) available to A&B shareholders	$(0.05)	$(0.99)	$0.41	$(0.70)

Weighted-Average Number of Shares Outstanding:
Basic	72.4	72.5	72.6	72.6
Diluted	72.7	72.7	72.8	72.8

Amounts Available to A&B Common Shareholders:
Continuing operations available to A&B common shareholders	$8.5	$16.2	$40.7	$36.9
Discontinued operations available to A&B common shareholders	(12.0)	(87.8)	(11.0)	(87.7)
Net income (loss) available to A&B common shareholders	$(3.5)	$(71.6)	$29.7	$(50.8)

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in millions; unaudited)

	December 31,	December 31,
	2023	2022
ASSETS
Real estate investments
Real estate property	$1,609.0	$1,598.9
Accumulated depreciation	(227.3)	(202.3)
Real estate property, net	1,381.7	1,396.6
Real estate developments	58.1	59.9
Investments in real estate joint ventures and partnerships	6.9	7.5
Real estate intangible assets, net	36.3	43.6
Real estate investments, net	1,483.0	1,507.6
Cash and cash equivalents	13.5	33.3
Restricted cash	0.2	1.0
Accounts receivable, net	4.5	6.1
Operating lease right-of-use assets	1.7	5.4
Goodwill	8.7	8.7
Other receivables	23.6	6.9
Prepaid expenses and other assets	97.0	91.5
Assets held for sale	14.0	126.8
Total assets	$1,646.2	$1,787.3

LIABILITIES AND EQUITY
Liabilities:
Notes payable and other debt	$464.0	$472.2
Accounts payable	5.8	4.5
Operating lease liabilities	1.1	4.9
Accrued pension and post-retirement benefits	10.0	10.1
Deferred revenue	70.4	68.8
Accrued and other liabilities	91.8	102.1
Liabilities associated with assets held for sale	0.1	81.0

Redeemable Noncontrolling Interest	—	8.0
Equity	1,003.0	1,035.7
Total liabilities and equity	$1,646.2	$1,787.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOWS
(amounts in millions; unaudited)

	Twelve Months Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$33.0	$(49.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Loss (income) from discontinued operations	7.8	86.6
Depreciation and amortization	36.8	38.0
Income tax expense (benefit)	—	(18.1)
Loss (gain) from disposals and asset transactions, net	(1.1)	(54.0)
Impairment of assets	4.8	5.0
Loss (gain) from de-designation of interest rate swaps	2.7	—
Share-based compensation expense	6.1	4.9
Loss (income) related to joint ventures, net of operating cash distributions	(1.8)	(0.9)
Pension termination	—	76.9
Changes in operating assets and liabilities:
Trade and other receivables	0.1	(3.9)
Prepaid expenses, income tax receivable and other assets	(0.9)	(1.7)
Development/other property inventory	(3.5)	10.5
Accrued pension and post-retirement benefits	—	(27.1)
Accounts payable	1.1	0.8
Accrued and other liabilities	(9.6)	(0.3)
Operating cash flows from continuing operations	75.5	67.2
Operating cash flows from discontinued operations	(8.4)	(33.2)
Net cash provided by (used in) operations	67.1	34.0

Cash Flows from Investing Activities:
Capital expenditures for acquisitions	(9.5)	—
Capital expenditures for property, plant and equipment	(21.7)	(21.7)
Proceeds from disposal of assets	3.4	73.1
Payments for purchases of investments in affiliates and other investments	(0.3)	(0.5)
Distributions of capital and other receipts from investments in affiliates and other investments	0.5	0.1
Investing cash flows from continuing operations	(27.6)	51.0
Investing cash flows from discontinued operations	34.7	(6.4)
Net cash provided by (used in) investing activities	7.1	44.6

Cash Flows from Financing Activities:
Payments of notes payable and other debt and deferred financing costs	(35.1)	(23.2)
Borrowings (payments) on line-of-credit agreement, net	25.0	(38.0)
Cash dividends paid	(64.3)	(57.7)
Repurchases of common stock and other payments	(5.4)	(7.3)
Financing cash flows from continuing operations	(79.8)	(126.2)
Financing cash flows from discontinued operations	(15.1)	11.0
Net cash provided by (used in) financing activities	(94.9)	(115.2)

Cash, Cash Equivalents, Restricted Cash, and Cash included in Assets Held for Sale
Net increase (decrease) in cash, cash equivalents, restricted cash, and cash included in assets held for sale	(20.7)	(36.6)
Balance, beginning of period	34.4	71.0
Balance, end of period	$13.7	$34.4

USE OF NON-GAAP FINANCIAL MEASURES
The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company's and segments' core operating results, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.

NOI is a non-GAAP measure used internally in evaluating the unlevered performance of the Company's Commercial Real Estate portfolio. The Company believes NOI provides useful information to investors regarding the Company's financial condition and results of operations because it reflects only the contract-based income and cash-based expense items that are incurred at the property level. When compared across periods, NOI can be used to determine trends in earnings of the Company's properties as this measure is not affected by non-contract-based revenue (e.g., straight-line lease adjustments required under GAAP); by non-cash expense recognition items (e.g., the impact of depreciation and amortization expense or impairments); or by other expenses or gains or losses that do not directly relate to the Company's ownership and operations of the properties (e.g., indirect selling, general, administrative and other expenses, as well as lease termination income). The Company believes the exclusion of these items from operating profit (loss) is useful because the resulting measure captures the contract-based revenue that is realizable (i.e., assuming collectability is deemed probable) and the direct property-related expenses paid or payable in cash that are incurred in operating the Company's Commercial Real Estate portfolio, as well as trends in occupancy rates, rental rates and operating costs. NOI should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Company reports NOI and Occupancy on a Same-Store basis, which includes the results of properties that were owned and operated for the entirety of the prior calendar year and current reporting period, year-to-date. The Company believes that reporting on a Same-Store basis provides investors with additional information regarding the operating performance of comparable assets separate from other factors (such as the effect of developments, redevelopments, acquisitions or dispositions).

Reconciliations of Commercial Real Estate operating profit (loss) to Commercial Real Estate NOI and Same-Store NOI are as follows:

	Three Months Ended December 31,
(amounts in millions; unaudited)	2023	2022	Change[1]
CRE Operating Profit (Loss)	$17.0	$21.2	$(4.2)
Plus: Depreciation and amortization	9.2	9.1	0.1
Less: Straight-line lease adjustments	(0.9)	(2.6)	1.7
Less: Favorable/(unfavorable) lease amortization	(0.3)	(0.3)	—
Plus: Other (income)/expense, net	—	0.2	(0.2)
Plus: Impairment losses - abandoned development costs	4.2	—	4.2
Plus: Selling, general, administrative and other expenses	1.4	1.6	(0.2)
NOI	30.6	29.2	1.4
Less: NOI from acquisitions, dispositions, and other adjustments	(0.5)	(0.3)	(0.2)
Same-Store NOI	$30.1	$28.9	$1.2
Less: Collections of amounts reserved in previous years	0.4	0.5	(0.1)
Same-Store NOI excluding collections of amounts reserved in previous years	$29.7	$28.4	$1.3
[1] Amounts in this table are rounded to the nearest tenth of a million, but percentages were calculated based on thousands. Accordingly, a recalculation of some percentages, if based on the reported data, may be slightly different.

	Twelve Months Ended December 31,
(amounts in millions; unaudited)	2023	2022	Change[1]
CRE Operating Profit (Loss)	$81.2	$81.5	$(0.3)
Plus: Depreciation and amortization	36.5	36.5	—
Less: Straight-line lease adjustments	(5.1)	(6.3)	1.2
Less: Favorable/(unfavorable) lease amortization	(1.1)	(1.1)	—
Less: Termination income	(0.1)	(0.1)	—
Plus: Other (income)/expense, net	0.1	0.5	(0.4)
Plus: Impairment losses - abandoned development costs	4.8	—	4.8
Plus: Selling, general, administrative and other expenses	7.0	6.8	0.2
NOI	123.3	117.8	5.5
Less: NOI from acquisitions, dispositions, and other adjustments	(0.9)	(0.4)	(0.5)
Same-Store NOI	$122.4	$117.4	$5.0
Less: Collections of amounts reserved in previous years	2.1	4.7	(2.6)
Same-Store NOI excluding collections of amounts reserved in previous years	$120.3	$112.7	$7.6
[1] Amounts in this table are rounded to the nearest tenth of a million, but percentages were calculated based on thousands. Accordingly, a recalculation of some percentages, if based on the reported data, may be slightly different.

FFO is presented by the Company as a widely used non-GAAP measure of operating performance for real estate companies. The Company believes that, subject to the following limitations, FFO provides a supplemental measure to net income (calculated in accordance with GAAP) for comparing its performance and operations to those of other REITs. FFO does not represent an alternative to net income calculated in accordance with GAAP. In addition, FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of the Company’s liquidity. The Company presents different forms of FFO:
•Core FFO represents a non-GAAP measure relevant to the operating performance of the Company's commercial real estate business (i.e., its core business). Core FFO is calculated by adjusting CRE operating profit to exclude items in a manner consistent with FFO (i.e., depreciation and amortization related to real estate included in CRE operating profit) and to make further adjustments to include expenses not included in CRE operating profit but that are necessary to accurately reflect the operating performance of its core business (i.e., corporate expenses and interest expense attributable to this core business) or to exclude items that are non-recurring, infrequent, unusual and unrelated to the core business operating performance (i.e., not likely to recur within two years or has not occurred within the prior two years). The Company believes such adjustments facilitate the comparable measurement of the Company's core operating performance over time. The Company believes that Core FFO, which is a supplemental non-GAAP financial measure, provides an additional and useful means to assess and compare the operating performance of REITs.

•FFO represents the Nareit-defined non-GAAP measure for the operating performance of the Company as a whole. The Company's calculation refers to net income (loss) available to A&B common shareholders as its starting point in the calculation of FFO.

The Company presents both non-GAAP measures and reconciles each to the most directly-comparable GAAP measure as well as reconciling FFO to Core FFO. The Company's FFO and Core FFO may not be comparable to such metrics reported by other REITs due to possible differences in the interpretation of the current Nareit definition used by such REITs.

Reconciliations of net income (loss) available to A&B common shareholders to FFO and Core FFO are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(amounts in millions; unaudited)	2023	2022	2023	2022
Net Income (Loss) available to A&B common shareholders	$(3.5)	$(71.6)	$29.7	$(50.8)
Depreciation and amortization of commercial real estate properties	9.2	9.1	36.5	36.5
Impairment losses - CRE properties	2.2	—	2.2	—
(Income) loss from discontinued operations, net of income taxes	11.7	87.9	7.8	86.6
Income (loss) attributable to discontinued noncontrolling interest	0.3	(0.1)	3.2	1.1
FFO	$19.9	$25.3	$79.4	$73.4
Exclude items not related to core business:
Land Operations operating (profit) loss	(6.3)	(5.7)	(10.8)	1.4
Income tax expense (benefit)	—	(0.2)	—	(18.3)
Interest rate derivative fair value adjustment	2.7	—	2.7	—
Non-core business interest expense	2.7	2.8	11.4	11.0
Impairment losses - abandoned development costs	2.0	—	2.6	—
Pension termination - CRE and Corporate	—	—	—	14.7
Core FFO	$21.0	$22.2	$85.3	$82.2

Reconciliations of Core FFO starting from Commercial Real Estate operating profit (loss) are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(amounts in millions except per share amounts; unaudited)	2023	2022	2023	2022
Commercial Real Estate Operating Profit (Loss)	$17.0	$21.2	$81.2	$81.5
Depreciation and amortization of commercial real estate properties	9.2	9.1	36.5	36.5
Corporate and other expense	(8.8)	(5.6)	(28.2)	(39.3)
Core business interest expense	(3.3)	(2.5)	(11.6)	(11.0)
Impairment losses - CRE properties	2.2	—	2.2	—
Impairment losses - abandoned development costs	2.0	—	2.6	—
Interest rate derivative fair value adjustment	2.7	—	2.7	—
Distributions to participating securities	—	—	(0.1)	(0.2)
Pension termination - CRE and Corporate	—	—	—	14.7
Core FFO	$21.0	$22.2	$85.3	$82.2

FFO per diluted share	$0.27	$0.35	$1.09	$1.01
Core FFO per diluted share	$0.29	$0.31	$1.17	$1.13
Weighted average diluted shares outstanding (FFO/Core FFO)	72.7	72.7	72.8	72.8

The Company may report various forms of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), on a consolidated basis or a segment basis (e.g., “Consolidated EBITDA” or “Land Operations EBITDA”), as non-GAAP measures used by the Company in evaluating the Company’s and segments’ operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the Company’s and segments’ ongoing operations.

Consolidated EBITDA is calculated by adjusting the Company’s consolidated net income (loss) to exclude the impact of interest expense, income taxes and depreciation and amortization. Land Operations EBITDA is calculated by adjusting Land Operations operating profit (which excludes interest expense and income taxes) to add back depreciation and amortization recorded at the Land Operations segment.

The Company also adjusts Consolidated EBITDA or Land Operations EBITDA (to arrive at “Consolidated Adjusted EBITDA” or “Land Operations Adjusted EBITDA”) for items identified as non-recurring, infrequent or unusual that are not expected to recur in the Company’s core business or segment’s normal operations.

As an illustrative example, the Company identified non-cash pension termination charges as a non-recurring, infrequent or unusual item that is not expected to recur in the consolidated or segment’s normal operations (or in the Company’s core business). By excluding these items from Segment EBITDA and Consolidated EBITDA to arrive at Segment Adjusted EBITDA or Consolidated Adjusted EBITDA, the Company believes it provides meaningful supplemental information about its core operating performance and facilitates comparisons to historical operating results. Such non-GAAP measures should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Reconciliations of the Company's consolidated net income to Consolidated EBITDA and Consolidated Adjusted EBITDA are as follows:

	TTM December 31,
(amounts in millions, unaudited)	2023	2022
Net Income (Loss)	$33.0	$(49.5)
Adjustments:
Depreciation and amortization	36.8	38.0
Interest expense	23.0	22.0
Income tax expense (benefit)	—	(18.3)
Depreciation and amortization related to discontinued operations	—	5.8
Interest expense related to discontinued operations	0.5	0.2
Consolidated EBITDA	$93.3	$(1.8)
Asset impairments	4.8	5.0
Pension termination	—	76.9
Interest rate swap fair value adjustment	2.7	—
(Income) loss from discontinued operations, net of income taxes and excluding depreciation, amortization and interest expense	7.3	80.6
Consolidated Adjusted EBITDA	$108.1	$160.7

FORWARD-LOOKING STATEMENTS

Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company's REIT status and the Company's business, the evaluation of alternatives by the Company related to its non-core assets and business, and the risk factors discussed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company's forward-looking statements.